                                                                  EXHIBIT (A)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              POLLO TROPICAL, INC.
                                       BY
                              CARROLS CORPORATION
                                       AT
                              $11.00 NET PER SHARE

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON WEDNESDAY, JULY 8, 1998, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 3, 1998, BETWEEN CARROLS CORPORATION AND POLLO TROPICAL, INC. THE BOARD OF DIRECTORS OF POLLO TROPICAL, INC. HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE COMMON STOCK AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES THAT WOULD CONSTITUTE A MAJORITY OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS (THE 'MINIMUM CONDITION'), (II) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER HAVING EXPIRED OR BEEN TERMINATED AND
(III) THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.

                                   IMPORTANT

     Any shareholder who desires to tender all or any portion of such shareholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

     Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.
     Questions and requests for assistance may be directed to the Information Agent at the location and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, or the Depositary, or to brokers, dealers, commercial banks or trust companies. A shareholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                         ------------------------------

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

June 10, 1998

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
  1.  Terms of the Offer...................................................................................      3
  2.  Acceptance for Payment and Payment...................................................................      4
  3.  Procedure for Tendering Shares.......................................................................      5
  4.  Withdrawal Rights....................................................................................      8
  5.  Certain Federal Income Tax Consequences..............................................................      8
  6.  Price Range of the Shares; Dividends on the Shares...................................................      9
  7.  Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration; Margin
      Regulations..........................................................................................      9
  8.  Certain Information Concerning the Company...........................................................     10
  9.  Certain Information Concerning the Purchaser.........................................................     12
 10.  Source and Amount of Funds...........................................................................     13
 11.  Background of the Offer; Purpose of the Offer and the Merger; The Merger Agreement and Certain Other
      Agreements...........................................................................................     14
 12.  Plans for the Company; Other Matters.................................................................     28
 13.  Dividends and Distributions..........................................................................     30
 14.  Conditions of the Offer..............................................................................     31
 15.  Certain Legal Matters................................................................................     32
 16.  Fees and Expenses....................................................................................     34
 17.  Miscellaneous........................................................................................     34

SCHEDULE I    --   The Directors and Executive Officers of Carrols Corporation and Carrols Holdings
                   Corporation

To the Holders of Common Stock
  of Pollo Tropical, Inc.:

                                  INTRODUCTION

     CARROLS CORPORATION, a Delaware corporation (the 'Purchaser') and wholly-owned subsidiary of Carrols Holdings Corporation, a Delaware corporation, hereby offers to purchase any and all issued and outstanding shares of common stock ('Common Stock'), par value $.01 per share (the 'Shares'), of Pollo Tropical, Inc., a Florida corporation (the 'Company'), at a price of $11.00 per Share (the 'Offer Price'), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the 'Offer'). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred by D.F. King & Co., Inc., which is acting as the Information Agent (the 'Information Agent') in connection with the Offer, and American Stock Transfer & Trust Company, which is acting as the Depositary (the 'Depositary') in connection with the Offer.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES THAT WOULD CONSTITUTE A MAJORITY OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS (THE 'MINIMUM CONDITION'). SEE SECTION 14. As used in this Offer to Purchase, 'fully diluted basis' takes into account the conversion or exercise of all outstanding options and other rights and securities exercisable or convertible into shares of Common Stock. The Company has informed the Purchaser that, as of March 29, 1998, there were (i) 8,223,818 shares of Common Stock issued and outstanding and (ii) outstanding options and other rights to purchase an aggregate of 791,566 shares of Common Stock. The Merger Agreement (as defined below) provides, among other things, that the Company will not, without the prior written consent of the Purchaser, issue any additional Shares (except on the exercise of outstanding options and other rights and securities). Based on the foregoing and giving effect to the exercise of all outstanding options and other rights outstanding as of June 3, 1998, the Purchaser believes that the Minimum Condition will be satisfied if 4,509,078 shares of Common Stock are validly tendered and not withdrawn prior to the expiration of the Offer.

     As a condition and inducement to the Purchaser's entering into the Merger Agreement and incurring the liabilities therein, concurrently with the execution and delivery of the Merger Agreement, Larry J. Harris, Chairman of the Board and Chief Executive Officer of the Company, and certain of his affiliates, who together maintain voting power and dispositive power with respect to 1,448,074 Shares (excluding shares of Common Stock issuable upon exercise of outstanding stock options held by Larry J. Harris), have entered into a Tender Agreement (as defined in Section 11) with the Purchaser. Pursuant to the Tender Agreement, Mr. Harris and such affiliates have agreed, among other things, to tender such Shares in the Offer, to grant the Purchaser an irrevocable proxy with respect to the voting of such Shares in favor of the Merger and to grant the Purchaser an option to purchase all of such Shares upon the terms and subject to the conditions set forth therein. See Section 11--TENDER AGREEMENT.

     In addition, Mr. Harris has entered into a Non-Competition and Confidentiality Agreement, dated as of June 3, 1998, with the Company (the 'Confidentiality Agreement'). Pursuant to the Confidentiality Agreement, Mr. Harris and the Company have agreed that, among other things, except as otherwise provided in the Confidentiality Agreement, (a) Mr. Harris will not engage in or Participate In (as defined in the Confidentiality Agreement) during the five-year period following the Commencement Date (as defined in Section 11) any business which engages in the business of owning, operating or franchising quick-service chicken-themed restaurants within the State of Florida and the Commonwealth of Puerto Rico and Central America and South America and (b) (i) the Purchaser will pay, in cash within five business days after the date that the Purchaser pays for and acquires Shares pursuant to the Offer, to Harris the sum of $350,000, less any amounts paid, with the written consent of Harris, by the Company to third parties designated by Harris, and (ii) Harris will be entitled to receive (x) in full his current salary and benefits until the consummation of the Merger and (y) his accrued bonus of $90,000 pursuant to the Company's Executive Bonus Plan in full satisfaction of any and all obligations of the Company to pay Harris a bonus for the 1998 fiscal year, such bonus to be payable within five business days after the date that the Purchaser pays for and acquires any shares of the Common Stock pursuant to the Offer. See Section 11--NON-COMPETITION AND CONFIDENTIALITY AGREEMENT.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 3, 1998, (the 'Merger Agreement'), between the Purchaser and the Company, pursuant to which, as soon as practicable (and in any event within five business days) after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Company will be merged with and into the Purchaser and the separate corporate existence of the Company will thereupon cease. The merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the 'Merger,' and the Purchaser as the surviving corporation of the Merger is sometimes herein referred to as the 'Surviving Corporation.' At the effective time of the Merger (the 'Effective Time'), each share of Common Stock then outstanding (other than Shares owned by the Purchaser or any subsidiary of the Purchaser and Shares held by shareholders who properly perfect their dissenters' rights under Florida law) will be cancelled and converted into the right to receive the Offer Price or any higher price per share of Common Stock paid in the Offer (the 'Merger Consideration'), in cash payable to the holder thereof without interest. The Merger Agreement is more fully described in Section 11.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE COMMON STOCK, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     NationsBanc Montgomery Securities LLC ('NMS'), who was retained by a Special Committee of the Board of Directors of the Company (comprised of independent directors) as its financial advisor and to render a written opinion to such Special Committee (for such Special Committee's use in connection with the consideration of the proposed transaction and its recommendation to the Company's Board of Directors relating thereto) as to the fairness from a financial point of view of the consideration to be paid to the holders of Common Stock pursuant to the Offer and under the terms of the Merger Agreement, has delivered such written opinion to such Special Committee. Such opinion (the 'Fairness Opinion') is set forth in full as an exhibit and an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the 'Schedule 14D-9') that is being mailed to shareholders of the Company.

     The Merger Agreement provides that the initial scheduled expiration date of the Offer shall be 20 business days after the date the Offer is commenced, but that if all conditions to the Offer shall not have been satisfied or waived by such date, the Purchaser may, subject to the terms of the Merger Agreement, from time to time, in its sole discretion, extend the expiration date. In addition, the Merger Agreement provides that the Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer; provided, however, that if, immediately prior to the initial expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer equal less than 80% of the outstanding shares of Common Stock, the Purchaser may extend the Offer for a period not to exceed ten business days, notwithstanding that all Offer Conditions (as defined in Section
1) are satisfied or waived as of such expiration date of the Offer. The Offer will not remain open following the time Shares are accepted for payment.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of shareholders of the Company of the Merger Agreement, if required by applicable law in order to consummate the Merger. See Section 11. Under the Florida Business Corporation Act (the 'FBCA'), except as otherwise provided below, the affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Merger Agreement and the Merger.

     Under Section 607.1104 of the FBCA, if a corporation owns at least 80% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge such other corporation into itself without any action or vote on the part of the board of directors or the stockholders of such other corporation (a 'short-form merger'). In the event that the Purchaser acquires at least 80% of the outstanding shares of Common Stock pursuant to the Offer or otherwise, then, at the election of the Purchaser, a short-form merger could be effected without any approval of the Board of Directors or the stockholders of the Company, subject to compliance with the provisions of
Section 607.1104 of FBCA. Even if the Purchaser does not own 80% of the outstanding shares of Common Stock following consummation of the Offer, the Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 80% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. The Purchaser presently intends to effect a short-form merger if permitted to do so under the FBCA.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase. The term 'Expiration Date' shall mean 12:00 Midnight, New York City time, on Wednesday, July 8, 1998, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the 'HSR Act'). See Section 11 and Section 14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the 'Commission'), purchase all Shares validly tendered or (iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is open or extended.

     Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to modify the terms of the Offer by giving oral or written notice of such modification to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer as described in
Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'). Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to Corporate Communications, Inc. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Merger Agreement provides that without the consent of the Company, the Purchaser shall not waive the Minimum Condition or (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to the conditions set forth in Annex I to the Merger Agreement (the 'Offer Conditions'), (iv) except as provided in the next sentence, extend the expiration date of the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (A) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived (provided, however, that the expiration date may not be extended beyond August 7, 1998 without the consent of the Company), and (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or (C) if all of the Offer Conditions are satisfied or waived but the number of shares of Common Stock tendered is less than 80% of the then outstanding number of shares of Common Stock (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Shares), extend the Offer for an aggregate period of not more than ten business days (for all such extensions) beyond the latest expiration date that would be permitted under clause (A) or
(B) of this sentence. Subject to the terms and conditions of the Offer and the Merger Agreement, the Purchaser shall accept for payment, and pay for, all

Shares validly tendered and not withdrawn pursuant to the Offer that the Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, 'business day' has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per Share consideration paid to any other holder of such shares pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14), but subject to compliance with Rule 14e-1(c) under the Exchange Act, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 4.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or in part, to any affiliate of the Purchaser, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the 'Book-Entry Transfer Facility') for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a 'Book-Entry Confirmation.' DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN

ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term 'Agent's Message' means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled 'Special Delivery Instructions' or the box entitled 'Special Payment Instructions' on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an 'Eligible Institution' and, collectively, 'Eligible Institutions'). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all of the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A 'trading day' is any day on which the Nasdaq National Market ('Nasdaq') is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. Under the 'backup withholding' provisions of federal income tax law, unless a tendering registered holder, or his assignee (in either case, the 'Payee'), satisfies the conditions described in Instruction 9 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate equal to 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 10, 1998.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under state, local or foreign tax laws. In general, a shareholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the shareholder. In the case of a non-corporate shareholder, a top U.S. federal tax rate of 20% will apply to any capital gain realized with respect to Shares held for more than 18 months (i.e., 'long-term' capital gain), and a top tax rate of 28% will apply to any gain realized with respect to Shares held for more than one year but not more than 18 months (i.e., 'mid-term' capital gain).

     A holder of Shares who perfects such shareholder's appraisal rights, if any, under the FBCA probably will recognize gain or loss at the Effective Time in an amount equal to the difference between the 'amount realized' and such shareholder's adjusted tax basis of such Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized generally should equal the trading value per share of the Shares at the Effective Time. Capital gain or capital loss (assuming that the Shares were held as capital assets) should be recognized by such shareholder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

     The foregoing summary constitutes a general description of certain U.S. federal income tax consequences of the Offer and the Merger without regard to the particular facts and circumstances of each shareholder of the Company and is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain shareholders subject to special tax treatment (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign shareholders and shareholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation). ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH

RESPECT TO SPECIFIC TAX EFFECTS APPLICABLE TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL AND FOREIGN TAX LAWS.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.

     The shares of Common Stock are traded on Nasdaq under the symbol 'POYO'. The following table sets forth, for each of the calendar quarters indicated, the high and low closing sales price per share of Common Stock on Nasdaq and quarterly cash dividends based on published financial sources.

                                                                                               COMMON STOCK
                                                                                       -----------------------------
                                                                                       HIGH    LOW    CASH DIVIDENDS
                                                                                       ----    ---    --------------
1996
------------------------------------------------------------------------------------
First Quarter                                                                          $ 4 3/8 $3 3/8      $ --
Second Quarter                                                                           5      3 3/4        --
Third Quarter                                                                            4 1/2  2 7/8        --
Fourth Quarter                                                                           3 3/8  2 1/8        --

1997
------------------------------------------------------------------------------------
First Quarter                                                                          $ 5 1/4 $2 1/8      $ --
Second Quarter                                                                           7 1/4  4 1/2        --
Third Quarter                                                                            7 3/8  4 3/4        --
Fourth Quarter                                                                           9 1/4  6 1/8

1998
------------------------------------------------------------------------------------
First Quarter                                                                          $ 9 7/16 $7 15/16      $ --
Second Quarter (through June 5, 1998)                                                   10 3/4  9 1/16        --

     On June 3, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on Nasdaq was $10.00 per share of Common Stock. On June 9, 1998, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on Nasdaq was $10.75 per share of Common Stock. Shareholders are urged to obtain a current market quotation for the Shares.

     The Company, in filings with the Commission, has indicated that it presently has no plans to pay any dividends on its capital stock. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends on the Common Stock.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Listing. The Common Stock is listed on Nasdaq. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the 'NASD') for continued inclusion on Nasdaq. The NASD requires that an issuer satisfy either of the following maintenance standards for continued inclusion on
Nasdaq: (a) have at least 750,000 publicly held shares, held by at least 400 round lot shareholders, with a market value of at least $5 million, a minimum bid price of $1 per share and have net tangible assets of at least $4 million or
(b) have at least 1,100,000 publicly held shares, held by at least 400 round lot shareholders, with a market value of $15 million, a minimum bid price of $5 per share, have at least four registered and active market makers and have either
(i) a market capitalization of $50 million or (ii) total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years. If Nasdaq were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price. The Company has represented that, as of March 29, 1998, 8,223,818 Shares were issued and outstanding.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions, no longer applicable to the Company. Furthermore, the ability of 'affiliates' of the Company and persons holding 'restricted securities' of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the 'Securities Act'), may be impaired or eliminated. If registration of the Common Stock under the Exchange Act were terminated, such Shares would no longer be 'margin securities' or be eligible for continued listing on any stock exchange. The Purchaser may seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from Nasdaq and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares presently are 'margin securities' under the regulations of the Board of Governors of the Federal Reserve System (the 'Federal Reserve Board'), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute 'margin securities' for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be 'margin securities.'

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption 'Selected Financial Information,' has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The Purchaser does not assume responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser.

     The Company owns, operates and franchises quick-service restaurants featuring grilled fresh chicken, marinated in a proprietary blend of tropical fruit juices and spices, and authentic 'made from scratch' side dishes. The menu's emphasis on freshness and quality, and its focus on chicken served hot off the grill, provide a healthy and flavorful alternative to ordinary quick-service restaurant chains. The Company's restaurants combine high quality, distinctive taste and an inviting tropical setting with the convenience and value pricing of quick-service restaurants. The Company opened its first company-owned restaurant in 1988 in Miami, Florida, and its first international franchised restaurant in 1995 in Puerto Rico. As of December 28, 1997, the Company owned and operated 36 restaurants, all of which are located in Florida, and franchised 19 restaurants, 11 of which are located in Puerto Rico, three in the Dominican Republic, three in Ecuador, one in the Netherlands Antilles and one in Miami, Florida. The Company is a Florida corporation with its principal executive offices at 7300 Kendall Drive, 8th Floor, Miami, Florida 33156. The telephone number of the Company at such offices is (305) 670-7696.

     Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997 and its Quarterly Report on Form 10-Q for the three months ended March 29, 1998, both filed with the Commission pursuant to the Exchange Act.

     More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                              POLLO TROPICAL, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 THREE MONTHS ENDED
                                                                                                  YEARS ENDED
                                                                 -------------------     ------------------------------
                                                                 MAR. 29,   MAR. 30,     DEC. 28,   DEC. 29,   DEC. 31,
                                                                   1998       1997         1997       1996       1995
                                                                 --------   --------     --------   --------   --------
                                                                     (UNAUDITED)
Consolidated Statements of Operations:
  Revenues.....................................................  $ 17,609   $ 15,802     $ 65,930   $ 64,234   $ 56,044
  Income (loss) before income taxes and extraordinary charge...     2,749      1,613        8,455     (3,194)    (1,898)
  Income (loss) before extraordinary charge....................     1,705      1,000        5,243     (1,980)     1,178
  Net income (loss)............................................     1,705      1,000        5,243     (1,980)     1,115
Net Income (Loss) Per Share:
  Basic........................................................  $   0.21   $   0.12     $   0.64   $  (0.24)  $   0.14
  Diluted......................................................      0.20       0.12         0.63      (0.24)      0.14
Consolidated Balance Sheet Data:
  Total assets.................................................  $ 41,182   $ 46,390     $ 40,354   $ 48,501   $ 46,825
  Total liabilities............................................     9,655     21,221       10,623     24,359     20,866
  Shareholders' equity.........................................    31,527     25,169       29,731     24,142     25,959

     Approximately 17.6% (16.1% on a fully diluted basis) of the Shares are held by Larry J. Harris, Chairman and Chief Executive Officer of the Company, and Molly W. Harris, as joint tenants, and the Harris Children's Trust (collectively, the 'Shareholders'), who have agreed, among other things, to tender, or cause to be tendered, all such Shares owned by them pursuant to the Offer (excluding shares of Common Stock issuable upon exercise of outstanding stock options held by Larry J. Harris). The Shareholders also have granted to the Purchaser a proxy to vote the Shares owned by them in favor of the Merger. See Section 11--TENDER AGREEMENT.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information are obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. Such materials are also available for inspection at the offices of Nasdaq, located at 1735 K Street, NW, Washington, DC 20006.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER.

     General. The Purchaser is a Delaware corporation and the largest franchisee of Burger King restaurants in the United States. As of June 4, 1998, the Purchaser was operating 340 Burger King restaurants located in 13 Northeastern, Midwestern and Southeastern states. Since the beginning of the Purchaser's last fiscal year, the Purchaser increased the total number of restaurants that it operates by approximately 45% growing from 232 restaurants to 340 restaurants. The principal business office of the Purchaser is located at 968 James Street, Syracuse, New York 13203.

     For certain information concerning the executive officers and directors of the Purchaser, see Schedule I.

     Except as set forth in this Offer to Purchase neither the Purchaser, nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule I, any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither the Purchaser nor, to the best of knowledge of the Purchaser, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, neither the Purchaser, nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser, or any of their respective affiliates, nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule I, has had, since January 1, 1995, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contacts, negotiations or transactions between the Purchaser, any of its respective affiliates or, to the best knowledge of the Purchaser, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     Franchise Development Agreement. In December, 1994, the Company and the Purchaser entered into an exclusive franchise development agreement. The Company received $120,000 in initial franchise fees during the 1994 fiscal year from the Purchaser. No payments were due or made during the 1995 and 1996 fiscal years. In April, 1997, the Company recognized $25,000 for forfeitures of exclusivity fees when the franchise development agreement with the Purchaser was terminated and $95,000 of the initial franchise fee was returned to the Purchaser.

     Certain Relationships and Ownership of Common Stock. Alan Vituli, Chairman of the Board and Chief Executive Officer of the Purchaser, is a director of the Company and a member of the Company's Compensation Committee. As of June 9, 1998, Mr. Vituli beneficially owns (i) options presently exercisable into 24,154 shares of Common Stock, (ii) options exercisable into 4,000 shares of Common Stock, which options become exercisable over two years, commencing May 31, 1998 and (iii) options exercisable into 2,769 shares of Common Stock, granted on May 26, 1998 pursuant to the Company's 1995 Bonus/Fee Plan which options became exercisable immediately upon the grant thereof. Mr. Vituli's ownership of such shares and such options amounts to less than one percent (1%) of the issued and outstanding shares of the Company's Common Stock. Clayton Wilhite, a director of the Purchaser, is a director of the Company. As of June 9, 1998, Mr. Wilhite beneficially owns (i) options presently exercisable into 6,000 shares of Common Stock, (ii) options exercisable into 10,000 shares of Common Stock granted to Mr. Wilhite pursuant to the Company's 1995 Directors' Stock Option Plan, which options become exercisable over two years, commencing August 12, 1998 and (iii) options exercisable into 2,000 shares of Common Stock, which options become exercisable over two years, commencing May 22, 1999. Mr. Wilhite's ownership of such shares and such options amounts to less than 1% of the issued and outstanding shares of the Company's Common Stock. All of such stock options currently held by Messrs. Vituli and Wilhite were granted to them in connection with their serving as members of the Board of Directors of the Company.

     Carrols Holdings Corporation. 100% of the issued and outstanding capital stock of the Purchaser is owned beneficially and of record by Carrols Holdings Corporation ('Holdings'), a Delaware corporation. For certain information concerning the executive officers and directors of Carrols Holdings Corporation, see Schedule I.

     The following tables set forth the number and percentage of shares of voting common stock of the Purchaser and of Holdings beneficially owned, as of June 9, 1998, by (i) all persons known by the Purchaser to be the beneficial owners of more than 5% of the shares of such voting common stock, (ii) each Director of the Purchaser who owns shares of such voting common stock, (iii) certain executive officers of the Purchaser, and (iv) all executive officers and Directors of the Purchaser as a group.

                                                                                               SHARES BENEFICIALLY
                                                                                                    OWNED(A)
                                                                                              ---------------------
                                                                                              NUMBER     PERCENTAGE
                                                                                              -------    ----------
SHAREHOLDERS OF CARROLS CORPORATION:
  Carrols Holdings Corporation.............................................................        10        100%
  968 James Street
  Syracuse, New York 13203

SHAREHOLDERS OF CARROLS HOLDINGS CORPORATION:
  Atlantic Restaurants, Inc................................................................   566,667       47.8%
  Madison Dearborn Capital Partners, L.P...................................................   283,333       23.9%
  Madison Dearborn Capital Partners, L.P. II...............................................   283,334       23.9%

EXECUTIVE OFFICERS AND DIRECTORS OF CARROLS CORPORATION:
  Alan Vituli(b)...........................................................................    36,633        3.1%
  Daniel T. Accordino......................................................................    15,316        1.3%
  Joseph A. Zirkman........................................................................       385       *
  Paul R. Flanders.........................................................................       375       *
  Richard H. Liem..........................................................................       125       *
  Directors and executive officers of the Purchaser as a group (12 persons)................    52,959        4.5%

------------------
 * Less than one percent (1%)

(a) As used in this table, 'beneficial ownership' means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security. For purposes of this table, a person is deemed as of any date to have 'beneficial ownership' of any security that such person has the right to acquire within 60 days after such date. The number of shares shown in the table includes stock options which are currently exercisable or exercisable within 60 days to purchase: 26,806 shares held by Mr. Vituli; 14,456 shares held by Mr. Accordino; 262 shares held by Mr. Zirkman; 375 shares held by Mr. Flanders; and 125 shares held by Mr. Liem.

(b) Includes 20,910 vested stock options contributed to and held by the Vituli Family Trust.

10. SOURCE AND AMOUNT OF FUNDS.

     The Purchaser estimates that the total amount of funds required by it to
(i) purchase all of the Shares pursuant to the Offer and finance the Merger Consideration, and (ii) pay fees and expenses incurred in connection with the Offer and the Merger will be approximately $97 million. It is anticipated that all necessary funds will be obtained through borrowings from the proceeds of the Company's current senior secured credit facility. Should any additional funds be necessary, the Purchaser believes that it would have such additional funds available to it from cash generated from its operations.

     The Purchaser has entered into an engagement letter (the 'Engagement Letter') dated June 1, 1998, with Chase Bank of Texas, National Association ('Chase') and Chase Securities Inc. ('CSI'), pursuant to which CSI has agreed to structure, arrange and syndicate an amendment (the 'Amendment') to the Purchaser's current loan agreement, dated May 12, 1997, with Chase, as agent and lender and the other lenders thereunder (the 'Loan Agreement'), which will provide for borrowings by the Purchaser of up to $150,000,000, including existing availability under the Loan Agreement. The Amendment will provide for the borrowing by the Purchaser of advance loans (the 'Advance Loans') in the amount of up to 75% of the Offer Price and revolving loans (the 'Revolving Loans') of up to $25,000,000 to fund the Offer and the Merger. Chase has committed pursuant to the Engagement Letter to fund all the Advance Loans and all the Revolving Loans. The following is a summary of certain provisions of the Engagement Letter. The following summary does not purport to be complete and is qualified in its entirety by reference to the text of the Engagement Letter which is incorporated herein by reference and a copy of which has been filed with the Commission as Exhibit (b) to the Schedule 14D-1. The Engagement Letter may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

     The Advance Loans and the Revolving Loans will bear interest at the Purchaser's option as follows: (i) the greater of the prime rate (or the Federal Funds Rate, plus .50%) plus a variable margin between 0% and 1%, based upon debt to EBITDA ratios or (ii) LIBOR plus a variable margin between 1.5% and 2.5%, based upon debt to EBITDA ratios.

     The Advance Loans require quarterly principal repayments at an annual rate of 6% beginning with the end of the second quarter after the Advance Loans are made, increasing 2% per year, with a final maturity date of June 30, 2003. The Revolving Loans have a maturity date of December 31, 2001.

     The Revolving Loans will be collateralized by substantially all of the assets of the Purchaser (other than the Shares) and by a pledge of the outstanding shares of common stock of the Purchaser.

LOAN AGREEMENT

     Agreement

     The Amendment and the Loan Agreement will contain certain covenants including, without limitation, those limiting the ability of the Purchaser and its subsidiaries to incur indebtedness, incur liens, sell or acquire assets of businesses, change the nature of its business, make certain investments or pay dividends. In addition, the Purchaser will be required to satisfy certain financial ratio tests.

     The obligations of CSI and Chase under the Engagement Letter are subject to certain conditions, including, without limitation, there not occurring any material adverse change in the business of the Purchaser and there not having occurred a material disruption of, or material adverse change in, financial, banking or capital market conditions that could impair the syndication of the Amendment.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

     The following description was prepared by the Purchaser and the Company. Information about the Company was provided by the Company and the Purchaser does not take any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which the Purchaser or its representatives did not participate.

     Alan Vituli, the Chairman and Chief Executive Officer of the Purchaser, has served on the Board of Directors of the Company since 1993 and Clayton Wilhite, a director of the Purchaser, has served on the Board of Directors of the Company since August 1996. In light of Alan Vituli and Clayton Wilhite serving on the Board of Directors of the Company, they have, from time to time, solely in their capacity as directors of the Company, been a party to many discussions with the Company's Board of Directors and senior management during the Company's past three fiscal years concerning the Company's business.

BACKGROUND OF THE OFFER

     On December 9, 1997, the Company engaged NMS as its exclusive financial advisor for the purpose of assisting the Company's management and Board of Directors in evaluating and, if requested, in executing strategic alternatives designed to enhance and/or maximize shareholder value, including but not limited to 'Acquisitions' of other restaurant businesses and possible 'Reorganizations' of the Company, including a sale of the Company.

     On March 6, 1998, at a special meeting of the Company's Board of Directors, Larry J. Harris, the Company's co-founder, Chairman and Chief Executive Officer, submitted a written proposal, on behalf of himself, his wife, Molly W. Harris, and William Carl Drew, the Company's Chief Financial Officer (together, the 'Harris Group'), to the Board of Directors for the merger of the Company pursuant to which the public shareholders of the Company would receive $9.50 per share in cash. The Company's outside directors thereafter considered the proposal, informed Mr. Harris that they believed that the price offered was inadequate and rejected such proposal. Mr. Harris formally withdrew such proposal on March 8, 1998.

     On March 13, 1998, Mr. Harris submitted to the Board a revised proposal pursuant to which the public shareholders of the Company would receive $10.00 per share (the 'Harris Proposal'). In his letter, Mr. Harris noted that his $10.00 per Share offer represented a premium of approximately 26% over the closing sale price of the Shares on March 12, 1998 and a premium of approximately 42% over the closing sale price of the Shares on December 12, 1997 and was higher than the trading price of the Shares in connection with any trade on Nasdaq in over three years. Mr. Harris' letter was also accompanied by a letter from Quad-C, Inc. ('Quad-C') confirming its interest in providing a portion of the common equity necessary to support the Harris Proposal. Following its receipt of the Harris Proposal, the Board established a special committee consisting of two outside directors, Ronald L. Miller and Clayton Wilhite, to evaluate and consider the proposal (the 'Special Committee'). The Board directed the Special Committee to consider the Harris Proposal and authorized the Special Committee to engage financial and legal advisors. The Special Committee thereafter retained the law firm of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. ('Greenberg Traurig') as its independent legal counsel. Greenberg Traurig has from time to time provided legal services to the Company, which, in recent periods, have consisted primarily of reviewing periodic reports, proxy statements and other documents filed with the Commission. Public disclosure of the Harris Proposal was made by the Company on March 13, 1998.

     On March 23, 1998, the Special Committee held a telephonic meeting to discuss generally the engagement of a financial advisor and the conduct of due diligence by representatives of Mr. Harris, Quad-C and other parties interested in exploring a possible acquisition of the Company. The Special Committee also discussed the need to confirm the independence of NMS with respect to the Harris Proposal, and also determined to interview several other nationally recognized investment banking firms for possible retention to act as financial advisor to the Special Committee. The Special Committee also discussed a recently filed shareholder lawsuit and engaged Greenberg Traurig to represent the Company in connection therewith. See 'Section 15--Legal Proceedings'.

     On March 30, 1998, the Special Committee engaged NMS as its exclusive financial advisor for the purpose of evaluating a possible 'Sale' of the Company as well as other strategic alternatives, including the Harris Proposal.

     The Special Committee, together with NMS and Greenberg Traurig, implemented a two-step due diligence procedure with respect to potential bidders. Upon execution of a confidentiality agreement in substantially the same form for all bidders, the Company provided each potential acquiror with summary financial information and the form of Agreement and Plan of Merger. More comprehensive due diligence materials were also made available to potential acquirors at the offices of Greenberg Traurig. NMS, on behalf of the Special Committee, requested that all proposals be structured as a tender offer followed by a merger, as provided for in the form of Agreement and Plan of Merger.

     In early April 1998, Alan Vituli, the Chairman and Chief Executive Officer of the Purchaser and a member of the Company's Board of Directors, informally indicated to representatives of the Special Committee that the Purchaser was interested in a possible acquisition of the Company. On April 9, 1998, Mr. Vituli executed a confidentiality agreement on behalf of the Purchaser, and the Purchaser commenced its due diligence review. The Special Committee's legal and financial advisors also discussed with Mr. Miller, the Special Committee's

Chairman, the potential conflict of interest issues raised by the continued participation on the Special Committee of Mr. Wilhite, a director of both the Company and the Purchaser.

     On April 24, 1998, the Board held a special meeting by telephone conference to discuss the activities, composition and compensation of the Special Committee. Following discussion, Mr. Wilhite resigned from the Special Committee and the Board appointed Mr. Craig Nash to replace Mr. Wilhite as the second member of the Special Committee. The Board also agreed that Messrs. Miller and Nash would each receive (i) $25,000 for their first month of services as a member of the Special Committee, (ii) $7,500 for the second month of services, and (iii) $5,000 for each month of services thereafter. The Board also approved the payment to Mr. Wilhite of $25,000 for his service on the Special Committee.

     On April 27, 1998, the Purchaser received from Greenberg Traurig a form of Agreement and Plan of Merger. On May 7, 1998, NMS informed Mr. Vituli in writing that the Purchaser's bid (including the Purchaser's comments to the form of Agreement and Plan of Merger) was due on May 15, 1998.

     On May 15, 1998, in a letter to NMS, the Purchaser submitted an offer proposal (the 'Purchaser's Proposal') to acquire all of the Company's outstanding shares at a cash price of $10.70 per Share pursuant to the tender offer and merger structure set forth in the form of Agreement and Plan of Merger. Such offer proposal included the Purchaser's comments to the form of Agreement and Plan of Merger and a financing commitment from the Purchaser's current lender to fund the acquisition.

     On May 15, 1998, the Special Committee held a telephonic meeting to review the status of the sale process and NMS reported that the Purchaser submitted the Purchaser's Proposal.

     On May 19, 1998, the Special Committee held a telephonic meeting to discuss the Harris Proposal and the Purchaser's Proposal. The members of the Special Committee and the Special Committee's financial and legal advisors also discussed the proposed Merger Agreement and financing issues raised in connection with each of the Harris Proposal and the Purchaser's Proposal.

     Following such meeting, NMS discussed the Purchaser's Proposal with Mr. Vituli and inquired if the Purchaser was willing to make an offer higher than $10.70 per Share. In addition, following such meeting, Greenberg Traurig commenced discussions with the Purchaser's counsel concerning the Purchaser's comments to the form of Agreement and Plan of Merger that accompanied its proposal.

     On May 22, 1998, the Special Committee received an amended Harris Proposal increasing the offer price to $10.75 per Share. The same day, Mr. Vituli advised representatives of NMS that the Purchaser was willing to increase the price per Share in the the Purchaser's Proposal. The Special Committee thereafter held a telephonic meeting during which it discussed the amended Harris Proposal. Following such meeting, NMS discussed with Mr. Vituli the Purchaser's Proposal and again inquired if the Purchaser was willing to make an offer higher than the Harris Proposal's amended $10.75 per Share bid.

     On May 26, 1998, the Purchaser delivered a letter to the Special Committee amending the Purchaser's Proposal by increasing the offer price to $11.00 per Share. The same day, Mr. Harris advised representatives of NMS that in view of the Purchaser's $11.00 offer, the Harris Group would not be in a position to increase its bid.

     On May 27, 1998, the Special Committee held a telephone conference to discuss the revised Purchaser's Proposal and Mr. Harris' response. Following discussions, the Special Committee unanimously recommended that the full Board of Directors approve the Purchaser's Proposal and authorize the Company's representatives to finalize negotiation of a definitive Agreement and Plan of Merger with the Purchaser.

     Immediately following such Special Committee meeting, the Board held a telephonic meeting in which Mr. Vituli and Mr. Wilhite participated. The Special Committee recommended that the Board (i) consider approval of the Purchaser's Proposal, and (ii) instruct Greenberg Traurig to negotiate a final Agreement and Plan of Merger with the Purchaser, with a view to the Board approving the Purchaser's Proposal at its meeting on May 29, 1998. NMS thereafter summarized the results of the Company's market check process and stated that it should be in a position to deliver its oral opinion regarding the fairness of the Purchaser's Proposal, from a financial point of view, at the Board meeting on May 29, 1998. Mr. Harris confirmed that the Harris Group was no longer a bidder.

     On May 29, 1998, the Company's Board met to consider the Purchaser's Proposal. All members other than Mr. Wilhite attended. The Company's legal advisors described in detail the transactions contemplated by the

Purchaser's Proposal and the proposed agreements relating thereto. NMS also made a presentation to the Board with respect to NMS' financial analyses conducted in connection with the Purchaser's Proposal, and concluded its presentation by rendering NMS' oral opinion (later confirmed in writing) to the members of such Special Committee that, subject to certain important qualifications and subject to certain assumptions made, matters considered, areas of reliance on others and limitations on the review undertaken (in each case as set forth in the written opinion), the consideration offered in connection with the Offer and the Merger was fair from a financial point of view, as of that date. The Board then discussed the terms and conditions of the Merger Agreement, including the Offer, the Merger and the other transactions contemplated thereby. Following such discussions, the Special Committee confirmed its recommendation that the Board approve the Merger Agreement and the Board (other than Mr. Vituli, who abstained, and Mr. Wilhite, who did not attend the meeting) approved the Merger Agreement, the Offer and the Merger and concluded that the Merger is fair to and in the best interest of the Company's shareholders.

     From May 27 through June 3, 1998, representatives of the Purchaser and the Company negotiated the terms of the Merger Agreement. Following the approval of the Company's Board of Directors of the Purchaser's Proposal, between May 29, 1998 and June 3, 1998 representatives of the Purchaser and the Shareholders (as defined in the Tender Agreement) negotiated the Tender Agreement and the Confidentiality Agreement. During this period, the Purchaser also obtained an updated commitment letter from its lender for the debt financing required for the consummation of the Offer and the Merger and the Company obtained certain lessors' consents under certain restaurant leases.

     On June 3, 1998, the Purchaser, the Company and the Shareholders, as applicable, executed the Merger Agreement, the Tender Agreement and the Confidentiality Agreement. Public disclosure of the Offer and Merger Agreement was made on the morning of June 4, 1998, prior to the opening of trading of Shares on Nasdaq.

     On the date of this Offer to Purchase, the Purchaser commenced the Offer.

PURPOSE OF THE OFFER AND THE MERGER

     The purpose of the Offer, the Merger and the Merger Agreement is to enable the Purchaser to acquire the entire equity interest in the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by the Purchaser of all the outstanding Shares.

     If the Merger is consummated, the Company will be merged with and into the Purchaser, the Purchaser will be the surviving corporation in the Merger and the separate corporate existence of the Company will cease. As a result, the Purchaser will have complete control over the management and future conduct of the Company's business and any increase in its value. Similarly, the Purchaser will also bear the risk of any losses incurred in the operation of the Company's business, and any decrease in the value of the Company's business.

     Shareholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in its earnings and any future growth. If the Merger is consummated, the shareholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Florida law. See Section 12. Similarly, the shareholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

     The primary benefits of the Offer and the Merger to the shareholders of the Company are that such shareholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents (i) a premium of approximately 10% over $10.00, the closing market price per Share of the Common Stock on the last full trading day prior to the initial public announcement that the Company and the Purchaser had executed the Merger Agreement, (ii) a more substantial premium over recent historical trading prices, and (iii) a premium of approximately 38.5% over $7.94, the closing market price per Share of the Common Stock on the last full trading day prior to the initial public announcement of the Harris Proposal.

THE MERGER AGREEMENT

     As of June 3, 1998, the Purchaser and the Company entered into the Merger Agreement, pursuant to which the Purchaser agreed to make the Offer. The following is a summary of certain provisions of the Merger Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the text of the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as Exhibit (c)(1) to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase. Capitalized terms not otherwise defined herein have the meanings set forth in the Merger Agreement.

     The Offer. The Merger Agreement provides for the making of the Offer by the Purchaser. The obligation of the Purchaser to accept for payment and pay for Shares tendered is subject to there being tendered, and not withdrawn prior to the expiration of the Offer, that number of Shares that would constitute a majority of the Shares then outstanding (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire shares) (the 'Minimum Condition'), and to the satisfaction of the other conditions described in Annex I to the Merger Agreement. The Merger Agreement provides that the Purchaser shall not waive the Minimum Condition or (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to the conditions set forth in Annex I to the Merger Agreement (the 'Offer Conditions'), (iv) except as provided in the next sentence, extend the expiration date of the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (A) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived (provided, however, that the expiration date may not be extended beyond August 7, 1998 without the consent of the Company), and (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or (C) if all Offer Conditions are satisfied or waived but the number of shares of Company Common Stock tendered is less than 80% of the then outstanding number of shares of Company Common Stock (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Shares), extend the Offer for an aggregate period of not more than 10 business days (for all such extensions) beyond the latest expiration date that would be permitted under clause (A) or
(B) of this sentence. Subject to the terms and conditions of the Offer and the Merger Agreement, the Purchaser shall accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that the Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

     Designation of Directors. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment by the Purchaser for, Shares pursuant to the Offer, the Purchaser shall be entitled to designate such number of directors on the Board of Directors of the Company as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the percentage that (i) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of Shares otherwise owned by the Purchaser or any of its subsidiary bears to (ii) the total number of Shares outstanding, and the Company shall, at such time, cause the Purchaser's designees to be appointed or elected; provided, however, that in the event that the Purchaser's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two directors who are directors on the date of the Merger Agreement and who are not officers of the Company (the 'Independent Directors'); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of the Purchaser or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger. Subject to applicable law, the Company shall take all action requested by the Purchaser necessary to effect any such appointment or election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (either separately or combined with the Schedule 14D-9), and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that the Purchaser shall have provided to the Company on a timely basis all information required to be included in the

Information Statement with respect to the Purchaser's designees). In connection with the foregoing, the Company will promptly, at the option of the Purchaser, either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to the Board of Directors of the Company as provided above. The Purchaser intends that Messrs. Vituli and Wilhite, who currently serve as directors of both the Purchaser and the Company, will remain on the Board of Directors of the Company as designees of the Purchaser after the acceptance for payment of, and payment by the Purchaser for, Shares pursuant to the Offer.

     The Merger. The Merger Agreement provides that, at the Effective Time the Company will be merged with and into the Purchaser, and the Purchaser will continue as the Surviving Corporation. The Merger will become effective at such time as the Articles of Merger are duly filed with the Secretary of State of each of the State of Florida and the State of Delaware, or at such other time as the parties hereto agree shall be specified in the Articles of Merger (the date and time the Merger becomes effective, the 'Effective Time'). The parties expect to file the Articles of Merger as soon as practicable following the closing of the Merger, which will take place as promptly as practicable (and in any event within five business days) after the conditions to the parties' obligation to effect the Merger have been satisfied or waived.

     Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Purchaser or any of its subsidiaries, or Dissenting Shares (as defined in the Merger Agreement)) shall be cancelled and, subject to the Merger Agreement, shall be converted automatically into the right to receive an amount in cash equal to the Offer Price payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3 hereof, of the certificate that formerly evidenced such Share. Each Share issued and outstanding immediately prior to the Effective Time owned by the Purchaser or any of its subsidiaries and each Share that is owned by the Company as treasury stock shall be cancelled and retired and cease to exist and no payment or distribution shall be made with respect thereto. Each share of Common Stock, par value $.0l per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $.0l per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     The Merger Agreement provides that (i) the Purchaser's Certificate of Incorporation in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the Delaware General Corporation Law (the 'DGCL') and (ii) the bylaws of the Purchaser in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL. The Merger Agreement also provides that the directors of the Purchaser at the Effective Time will be the directors of the Surviving Corporation and that the officers of the Purchaser at the Effective Time will be the officers of the Surviving Corporation.

     The respective obligations of the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to, among other things, the satisfaction of each of the following conditions: The Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company, if and to the extent required by the FBCA, the Company Articles of Incorporation and the Company Bylaws. See Conditions to the Merger.

     Recommendation. The Company represents in the Merger Agreement that at a meeting duly called and held on May 29, 1998, the Company's Board of Directors adopted resolutions approving the Merger Agreement, the Offer and the Merger, determining that the terms of the Offer and the Merger are fair, from a financial point of view, to, and in the best interests of, the Company's shareholders and recommending that the Company's shareholders accept the Offer, tender their shares pursuant to the Offer and approve and adopt the Merger Agreement. The recommendation of the Board of Directors of the Company may be withdrawn, modified or amended if the Board of Directors of the Company determines in good faith, after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), that the exercise of the director's fiduciary duties requires such withdrawal, amendment or modification. The Company has agreed to file a Solicitation/Recommendation Statement on Schedule 14D-9 containing such recommendations with the Commission and to mail such Schedule 14D-9 to the shareholders of the Company contemporaneous with the commencement of the Offer.

     Stock Options and Share Participation Plan. The Company shall take all actions necessary to cause, pursuant to the Company's 1993 Stock Option Plan, the Company's 1995 Stock Option Plan, the Company's 1995 Directors Stock Option Plan, the Company's 1995 Bonus/Fee Plan and the Company's 1995 Restricted Stock Plan (collectively, the 'Company Stock Option Plans'), and the Company shall give written notice to the holders of all outstanding options to acquire Shares (the 'Company Options') granted under the Company Stock Option Plans of, the following: (i) such Company Options shall be exercisable in full immediately prior to the Effective Time, and (ii) all Company Options that are not exercised prior to the Effective Time will terminate and expire as of the Effective Time. In addition, the written notice to each holder of Company Options shall include an offer to pay such holder at the Effective Time, in exchange for the cancellation of such holder's Company Options at the Effective Time, an amount in cash determined by multiplying (A) the excess, if any, of the Offer Price over the applicable exercise price per Share of the Company Option by (B) the number of Shares such holder could have purchased had such holder exercised such Company Option in full immediately prior to the Effective Time (such amount, the 'Option Consideration'), and each such Company Option shall thereafter be canceled.

     Interim Operations; Covenants. Pursuant to the Merger Agreement, the Company has covenanted and agreed that: between the date of the Merger Agreement and the Effective Time, except as set forth in the Company Disclosure Schedule to the Merger Agreement (the 'Company Disclosure Schedule') or, unless the Purchaser shall otherwise agree in advance, which consent shall not be unreasonably withheld and shall be subsequently confirmed in writing, (i) the businesses of the Company and its Subsidiaries (as defined in the Merger Agreement) shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice (it being understood that the foregoing does not cover future events resulting from the public announcement of the Offer and the Merger), (ii) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or its Subsidiaries has significant business relations, (iii) the Company will comply with all applicable laws and regulations wherever its business is conducted, including without limitation the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act, except where such noncompliance would not have a Material Adverse Effect on the Company, (iv) the Company shall not commit to any significant capital expenditures except those related to developing, constructing, permitting, equipping and opening the five planned restaurants identified on the Company Disclosure Schedule, and (v) the Company shall not enter into any new franchise agreement. Between the date of the Merger Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) repurchase or otherwise acquire or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock, (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of Shares upon the exercise of Company Options outstanding as of the date of the Merger Agreement under the Company Stock Option Plans, and formula grants of Company Options to directors pursuant to the 1995 Directors Stock Option Plan and the issuance by a wholly-owned Subsidiary of the Company of its capital stock to its parent, or (v) willfully take any action that would make the Company's representations and warranties set forth in Article III of the Merger Agreement not true and correct in all material respects. Between the date of the Merger Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) amend its articles of incorporation or bylaws or other equivalent organizational documents, (ii) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines), or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company, (iii) make any loans or advances to any other person, other than advances to employees (that are not Affiliates of the Company) in accordance with past practice, (iv) merge or consolidate with any other entity in any transaction, or sell all or substantially all of its business or assets,
(v) make any material change, other than in the ordinary course of business, consistent with past practice, or as required by the SEC or law, with respect to any accounting methods, principles or practices used by the Company (except insofar as may be required by a change in GAAP), (vi) make any change in employment terms for any of its directors or officers; (vii) make any change in employment terms for any of its employees outside the ordinary course of business consistent with past practices, (viii) make any change to the Company Benefit Plans except as required by law; (ix) materially amend or modify the form of franchise agreement with, the procedures or rules and regulations applicable to or the nature of its relationship with, its franchisees, or (x) commit or agree to take any of the actions described in Section 5.1 of the Merger Agreement.

     No Solicitation. In the Merger Agreement, the Company agrees that the Company and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). Until the termination of the Merger Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information or assistance), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition; provided, however, that if, at any time the Board of Directors of the Company determines in good faith, after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an unsolicited Acquisition Proposal, and subject to compliance with the Merger Agreement, (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement in reasonably customary form and (y) participate in discussions or negotiations regarding such Acquisition Proposal. For purposes of the Merger Agreement, 'Acquisition Proposal' means any inquiry, proposal or offer (or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in the foregoing) from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer and/or the Merger or which would reasonably be expected to dilute materially the benefits to the Purchaser of the transactions contemplated hereby.

     In the Merger Agreement the Company further agrees that, except as set forth in the Merger Agreement, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Board of Directors of the Company may (subject to the other applicable provisions of the Merger Agreement) withdraw or modify its approval or recommendation of the Offer, the Merger Agreement and the Merger, approve or recommend a Superior Proposal (as hereinafter defined), cause the Company to enter into an agreement with respect to a Superior Proposal or terminate the Merger Agreement, but in each case only at a time that is after the third business day following the Purchaser's receipt of written notice (a 'Notice of Superior Proposal') advising the Purchaser that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. In addition, if the Company proposes to enter into an agreement with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to the Purchaser the Termination Fee (as such term is defined in the Merger Agreement). For purposes of the Merger Agreement, a 'Superior Proposal' means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 20% of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Offer and the Merger.

     In addition to the obligations of the Company set forth in the prior two paragraphs, the Company shall promptly advise the Purchaser orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal.

     Nothing contained in the Merger Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), failure so to disclose would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by the Merger Agreement, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

     Pursuant to the Merger Agreement, from the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the 'Representatives') of the Company to, afford the Representatives of the Purchaser full and complete access at all reasonable times to the properties, offices, restaurants and other facilities, books and records of the Company and its Subsidiaries, and shall furnish the Purchaser with all financial, operating and other data and information as the Purchaser, through its Representatives, may reasonably request.

     Except as otherwise agreed to by the Company, unless and until the Purchaser shall have purchased a majority of the outstanding Shares pursuant to the Offer or otherwise, and notwithstanding termination of the Merger Agreement, the terms of any confidentiality agreement between the Company and the Purchaser or any of its affiliates, agents or representatives shall apply to all information about the Company which is furnished under the Merger Agreement by the Company to any such person.

     Each of the Company and the Purchaser has agreed in the Merger Agreement to use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under law to consummate the Offer and to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, including, without limitation, using all commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Offer and the Merger and the other transactions contemplated by the Merger Agreement and to fulfill the conditions to the obligations of the Purchaser and the Company to effect the Merger set forth in the Merger Agreement.

     Pursuant to the Merger Agreement, each of the Company and the Purchaser has agreed to consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger Agreement, the Offer or the Merger and not to issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or trading system to which the Purchaser or the Company is a party.

     Company Shareholders Meeting. If required by applicable law in order to consummate the Merger: (a) the Company shall, at the direction of the Purchaser, cause a meeting of its shareholders (the 'Company Shareholders' Meeting') to be duly called and held as soon as practicable following the consummation of the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger (the 'Company Shareholder Approval'), and the Company shall, at the direction of the Purchaser, solicit from holders of Shares entitled to vote at the Company Shareholders' Meeting proxies in favor of such approval and shall take all other action necessary or, in the judgment of the Purchaser, helpful to secure the vote or consent of such holders required by the FBCA or the Merger Agreement to effect the Merger.

     Proxy Statement. If required by applicable law in connection with the Merger, the Company will, at the direction of the Purchaser, as promptly as practicable following the consummation of the Offer prepare and file, a proxy or information statement relating to the Company Shareholders' Meeting (together with all amendments, supplements and exhibits thereto, the 'Proxy Statement') with the SEC and will use all commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company's shareholders at the earliest practical time. The Company has consented to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Company described in the Merger Agreement, subject to any modification, amendment or withdrawal thereof, and has represented that NMS has, subject to the terms of its engagement letter with the Company (the 'Independent Advisor Engagement Letter'), consented to the inclusion of references to the Fairness Opinion in the Proxy Statement. Notwithstanding the foregoing, if at any time the Purchaser shall acquire at least 80% of the outstanding Shares, the Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the expiration of the Offer and the satisfaction or waiver of the conditions to the obligations of the Purchaser and the Company to effect the Merger set forth in the Merger Agreement without the Company Shareholders' Meeting in accordance with Section 607.1104 of the FBCA.

     Indemnification. The Merger Agreement provides that all rights to indemnification by the Company existing on the date of the Merger Agreement in favor of each present and former director and officer of the Company (the 'Indemnified Parties') as provided in the Company Articles of Incorporation or the Company Bylaws, in each case as in effect on the date of the Merger Agreement, or pursuant to any other agreements in effect on the date thereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of at least six years from the Effective Time. The Merger Agreement further provides that the Purchaser will provide, or cause the Surviving Corporation to provide, for a period not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the 'D&O Insurance') that is no less favorable in any material respect than the Company's existing D&O Insurance policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount. The Merger Agreement will survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties and their respective heirs, personal representatives, successors and assigns, and shall be binding on all successors and assigns of the Surviving Corporation. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the applicable indemnification obligations set forth in the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto, including representations and warranties by the Company as to, among other things, organization and good standing, capitalization, authority for agreement, non-contravention, required filings and consents, compliance, reports and financial statements, information-supplied, absence of certain changes or events, taxes, title to assets, change of control agreements, litigation, contracts and commitments, employee benefit plans, labor and employment matters, environmental compliance and disclosure, affiliated transactions, intellectual property, brokers, antitakeover statutes, rights plan, Year 2000 compliance, and disclosure. In addition, the Purchaser represented and warranted as to, among other things, organization and good standing, authority for agreement, non-contravention, required filings and consents, information supplied, financial capability, brokers, interim operations of the Purchaser and disclosure.

     Conditions to the Merger. The obligations of each of the Purchaser and the Company to effect the Merger are subject to the satisfaction or waiver of certain conditions, including (i) if and to the extent required by the

FBCA, the DGCL, the Company's Articles of Incorporation, the Purchaser's Certificate of Incorporation, the Company's Bylaws, and the Purchaser's Bylaws, the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company and the Purchaser; (ii) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity (as defined in the Merger Agreement) or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending; provided, however, that the parties invoking this condition shall use all commercially reasonable efforts to have any such order, injunction or other restraint vacated; (iii) there shall not be any action taken by any Governmental Entity, or any statute, vote, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and (iv) the Purchaser shall have previously accepted for payment and paid for all Shares tendered pursuant to the Offer.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time, whether before or after shareholder approval:

          (a) by mutual written consent of the Purchaser and the Company;

          (b) by either the Purchaser or the Company:

                (i) if (x) as a result of the failure of any of the Offer Conditions the Offer shall have terminated or expired in accordance with its terms without the Purchaser having accepted for payment any Shares pursuant to the Offer or (y) the Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to the 60th day after commencement of the Offer; provided, however, that such right to terminate the Merger Agreement pursuant to this Section
           (b)(i) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of representation, warranty or covenant under the Merger Agreement by such party; or

                (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that such right to terminate the Merger Agreement pursuant to this Section
           (b)(ii) shall not be available to any party that has failed to perform its obligations under Section 5.4 of the Merger Agreement or the proviso contained in Section 6.1(b) thereof;

          (c) by the Purchaser if

                (i) (A) the representations and warranties of the Company with respect to capitalization in the Merger Agreement shall not have been true and correct in all material respects when made, or (B) the other representations and warranties of the Company shall not have been true and correct in all material respects when made, except, solely in the case of representations and warranties that are not qualified by Material Adverse Effect, where such failure to be true and correct would not, in the aggregate, have a Material Adverse Effect on the Company;

                (ii) (A) the representations and warranties of the Company with respect to capitalization in the Merger Agreement (other than representations and warranties made as of a specified date) shall have ceased at any later date to be true and correct in all material respects as if made as of such later date, or (B) the other representations and warranties of the Company (other than representations and warranties made as of a specified date) shall have ceased at any later date to be true and correct in all material respects as if made at such later date, except, solely in the case of representations and warranties that are not qualified by Material Adverse Effect, where such failure to be true and correct would not, in the aggregate, have a Material Adverse Effect on the Company; or

                (iii) the Company shall have failed to comply in all material respects with its obligations and covenants contained herein;

     provided, however, that the right of the Purchaser to terminate the Merger Agreement pursuant to this clause shall not be available if the Purchaser or any affiliate of the Purchaser shall acquire any Shares pursuant to the Offer;

          (d) by the Purchaser if the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (e) of Annex I to the Merger Agreement;

          (e) by the Company in connection with entering into a definitive agreement in accordance with the Merger Agreement, provided it has complied with all provisions thereof, including the notice provisions therein and the payment of the Termination Fee (as defined in the Merger Agreement), and provided that the Company shall not have breached in any material respect certain non-solicitation provisions of the Merger Agreement;

          (f) by the Company, if, prior to the consummation of the Offer,

                (i) the representations and warranties of the Purchaser shall not have been true and correct in all material respects when made or shall have ceased at any later date to be true and correct in all material respects as if made at such later date, except, solely in the case of representations and warranties that are not qualified by Material Adverse Effect, where such failure would not, in the aggregate, have a Material Adverse Effect on the Purchaser; or

                (ii) the Purchaser fails to comply in all material respects with its obligations and covenants contained herein;

          (g) by the Company, if the Purchaser shall have failed to commence the Offer within five (5) business days following the date of the initial public announcement of the Offer (except as a result of any acts or omissions of the Company that constitute a material breach of the Merger Agreement).

     Effect of Termination. In the event of a termination of the Merger Agreement by either the Company or the Purchaser as provided in the Merger Agreement, the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser or the Company or their respective officers, directors, shareholders or affiliates, except with respect to Section 3.20 thereof, Section 4.8 thereof, the last sentence of Section 5.2 thereof, Section 5.8 thereof, the last sentence of Section 5.11 thereof, Section
7.2 thereof and Article VIII thereof; provided, however, that, subject to the provisions of Section 8.7 thereof, nothing in the Merger Agreement shall relieve any party for liability for any breach thereof.

     Fees and Expenses. Except as set forth in the Merger Agreement, the Merger Agreement provides that all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (the 'Expenses') shall be paid by the party incurring such fees, costs and expenses. The Merger Agreement provides further that if (i) the Purchaser terminates the Merger Agreement under Section 7.1(d) thereof, or (ii) the Company terminates the Merger Agreement pursuant to Section 7.1(e) thereof, the Company shall assume and pay, or cause to be paid, to the Purchaser a termination fee in the amount of $2,250,000, plus all of Purchaser's Expenses, not to exceed $500,000. In addition, if the Purchaser terminates the Offer as a result of the occurrence of any event set forth in paragraph (j) of Annex I to the Merger Agreement, the Company shall reimburse the Purchaser for all of the Purchaser's Expenses up to a maximum of $500,000.

     Amendments and Modifications. Subject to applicable law, the Merger Agreement may be amended, modified or supplemented by a written agreement of the respective Boards of Directors of the Purchaser and the Company, provided, that after the approval of the Merger Agreement by the shareholders of the Company, no amendment may be made without the further approval of the shareholders of the Company if the effect of such amendment would be to reduce the Offer Price or change the form thereof or which by law requires the further approval of such shareholders. Following the election or appointment of the Purchaser's designees pursuant to the Merger Agreement and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate the Merger Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under the Merger Agreement or (iii) extend the time for performance of the Purchaser's obligations under the Merger Agreement.

TENDER AGREEMENT

     The following is a summary of certain provisions of the Tender Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the text of the Tender Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as Exhibit (c)(2) to the Schedule 14D-1. The Tender Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

     As a condition and inducement to the Purchaser's entering into the Merger Agreement and incurring the liabilities therein, concurrently with the execution and delivery of the Merger Agreement, Larry J. Harris and Molly W. Harris, as joint tenants, and the Harris Children's Trust (each, a 'Shareholder'), which together share voting power and dispositive power with respect to an aggregate of approximately 17.6% (16.1% on a fully diluted basis) of the Shares, have entered into a Tender Agreement (the 'Tender Agreement'), dated as of even date with the Merger Agreement, with the Purchaser. In the Tender Agreement, the Shareholders represented that they own, in the aggregate, 1,448,074 Shares (excluding shares of Common Stock issuable upon the exercise of outstanding stock options held by Larry J. Harris).

     In the Tender Agreement, the Shareholders agree that they will tender their Shares (excluding shares of Common Stock issuable upon the exercise of outstanding stock options held by Larry J. Harris) pursuant to and in accordance with the terms of the Offer and that they will not withdraw any Shares so tendered. Pursuant to the Tender Agreement, the Shareholders have granted to the Purchaser during the term of the Merger Agreement an irrevocable proxy to vote their shares, or grant a consent or approval in respect of such Shares, in connection with any meeting of the shareholders of the Company (a) in favor of the Merger, the Merger Agreement and all other transactions contemplated by the Merger Agreement and (b) against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Articles of Incorporation or Bylaws or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

     Additionally, in the Tender Agreement, the Shareholders granted to the Purchaser an irrevocable option (the 'Option') to purchase their Shares at a purchase price per share equal to the Offer Price in cash or such higher per share consideration paid to other Company shareholders who have tendered into the Offer, in cash.

     During the term of the Tender Agreement, each Shareholder has agreed that it will not, except as contemplated by the terms of the Tender Agreement, (i) transfer (the term 'transfer' shall include, without limitation, for the purposes of the Tender Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Shareholder's Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would restrict, limit or interfere in any material respect with the performance of its obligations under the Tender Agreement or the transactions contemplated thereby. Notwithstanding the foregoing, each Shareholder may transfer Shares to certain family members, affiliates and charitable organizations, provided that, except in certain limited circumstances, such family members, affiliates and charitable organizations agree to be bound by the terms of the Tender Agreement.

     Termination of the Tender Agreement. The Tender Agreement shall terminate upon the earlier of (a) the date upon which the Merger Agreement is terminated in accordance with its terms, (b) the date that Buyer shall have purchased and paid for the Shares of each Shareholder pursuant to the Tender Agreement, (c) August 31, 1998, if the Offer is not consummated on or before August 31, 1998 and (d) October 31, 1998, if the Merger is not consummated on or before October 31, 1998. Upon termination of the Tender Agreement, all obligations of the parties thereto shall terminate.

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

     The following is a summary of certain provisions of the Confidentiality Agreement. The following summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Confidentiality Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as Exhibit (c)(3) to the
Schedule 14D-1. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 of this Offer to Purchase.

     The Confidentiality Agreement contains provisions pursuant to which, among other matters, Harris agrees that during the period he is employed by the Company and for a period of two years after the earlier of (A) the date Harris ceases to be employed by the Company or (B) the date that the Purchaser pays for and acquires any shares of the Common Stock pursuant to the Offer (each the 'Commencement Date'), he will not engage in or Participate In (as defined in the Confidentiality Agreement) any business or organization which engages in the business of owning, operating or franchising quick-service chicken-themed restaurants within the State of Florida and the Commonwealth of Puerto Rico and Central America and South America, except that in each case such non-competition provisions will not be deemed breached merely because Harris owns not more than 5% of the outstanding common stock or other equity interests of a corporation, partnership or other entity, if, (i) at the time of its acquisition by Harris such stock is listed on a national securities exchange, is reported on Nasdaq, or is regularly traded in the over-the-counter market by a member of a national securities exchange or (ii) Harris' investment in such corporation, partnership or other entity is solely a passive investment and Harris maintains not more than 5% of the voting control of such corporation, partnership or other entity.

     The Confidentiality Agreement further provides that during the period Harris is employed by the Company and for a period of two years after the Commencement Date, except as otherwise provided in the Confidentiality Agreement, (i) Harris will not attempt to employ, offer employment to, directly or indirectly solicit or endeavor to entice away from the Company or any of its subsidiaries or the business operation of the Company as operated by the Purchaser or any of the Purchaser's subsidiaries, any of its respective employees or former employees and (ii) Harris will not directly or indirectly employ any person who is an employee or former employee of the Company or any of its subsidiaries, or the business operation of the Company as operated by the Purchaser or any of the Purchaser's subsidiaries, provided, that such non-solicitation terms shall not apply to (w) the solicitation or employment by Harris of any former employee after the earlier of (A) the one year anniversary of the date of the cessation of employment with the Company of such former employee, and (B) the second anniversary of the Commencement Date, (x) the solicitation or employment by Harris of not more than one restaurant manager at any time after the date that is 18 months after consummation of the Merger, (y) the solicitation or employment by Harris of a former key employee of the Company; provided that such former employee shall not participate in any activity in connection with such employment by Harris related to the identification of property to be used as a restaurant, or (z) the solicitation or employment of Harris' current secretary. Notwithstanding the foregoing, such non-solicitation provisions shall not apply to employees or former employees (other than such former key employee) who ceased to be employees prior to June 3, 1998.

     The Confidentiality Agreement also provides that during the period Harris is employed by the Company and for a period of five years after the Commencement Date, Harris will not disclose, and will keep confidential, any trade secrets, confidential or proprietary information of the Company and its subsidiaries not in the public domain acquired by Harris while employed by the Company or while performing services for the company or Carrols, including without limitation, matters of a business nature, such as information about costs, profits, markets, leases, agreements, financial information, technical and production know-how, developments, inventions, processes, recipes or administrative procedures.

     In addition, pursuant to the Confidentiality Agreement, (i) the Purchaser will pay, in cash within five business days after the date that the Purchaser pays for and acquires and Shares pursuant to the Offer, to Harris the sum of $350,000, less any amounts paid, with the written consent of Harris, by the Company to third parties designated by Harris, and (ii) Harris will be entitled to receive (a) in full his current salary and benefits until the consummation of the Merger and (b) his accrued bonus of $90,000 pursuant to the Company's Executive Bonus Plan in full satisfaction of any and all obligations of the Company to pay Harris a bonus for the 1998 fiscal year, such bonus to be payable within five business days after the date that the Purchaser pays for and acquires any shares of the Common Stock pursuant to the Offer. Harris will continue to be employed by the Company until the consummation of the Merger.

12. PLANS FOR THE COMPANY; OTHER MATTERS.

     Plans for the Company. The Purchaser is conducting a detailed review of the Company and its assets, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment by the Purchaser for, Shares pursuant to the Offer, the Purchaser shall be entitled to designate such number of directors on the Board of Directors of the Company as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the percentage that (i) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of Shares otherwise owned by the Purchaser or any subsidiary of the Purchaser bears to
(ii) the total number of Shares outstanding, and the Company shall, at such time, cause the Purchaser's designees to be appointed or elected; provided, however, that in the event that the Purchaser's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two directors who are directors on the date of the Merger Agreement and who are not officers of the Company (the 'Independent Directors'); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of the Purchaser or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger.

     Pursuant to an understanding between the Purchaser and the Company, the Purchaser and the Company have agreed, among other things, that William C. Drew, Chief Financial Officer of the Company, will continue in his capacity as Chief Financial Officer of the Company through the one month anniversary of the closing of the Merger to provide continuity and will be available to provide information as needed thereafter. In consideration of such services, Mr. Drew will be paid half his full maximum annual bonus due plus a lump sum severance payment upon his departure equal to Mr. Drew's one year annual base salary.

     In addition, the Purchaser is conducting ongoing discussions with other key employees of the Company relating to, among other things, continuing employment with the Purchaser.

     The Merger Agreement provides that (i) the Purchaser's Certificate of Incorporation in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the Delaware General Corporation Law (the 'DGCL') and (ii) the bylaws of the Purchaser in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL. The Merger Agreement also provides that the directors of the Purchaser at the Effective Time will be the directors of the Surviving Corporation and that the officers of the Purchaser at the Effective Time will be the officers of the Survivng Corporation.

     EXCEPT AS DISCLOSED IN THIS OFFER TO PURCHASE, THE PURCHASER DOES NOT HAVE ANY PRESENT PLANS OR PROPOSALS THAT WOULD RESULT IN AN EXTRAORDINARY CORPORATE TRANSACTION, SUCH AS A SALE OR TRANSFER OF ASSETS, INVOLVING THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR ANY MATERIAL CHANGES IN THE COMPANY'S CORPORATE STRUCTURE, BUSINESS OR COMPOSITION OF ITS MANAGEMENT OR PERSONNEL.

OTHER MATTERS

     Shareholder Approval. Under the FBCA, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the FBCA. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the FBCA described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the shares of Common Stock. The Merger Agreement provides that the Purchaser will vote, or cause to be voted, all of the Shares then owned by the Purchaser in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that the Purchaser acquires in the aggregate at least a majority of the shares of Common Stock, the vote of no other stockholders of the Company will be required to approve the Merger and the Merger Agreement.

     Short-Form Merger. Section 607.1104 of the FBCA provides that, if a corporation owns at least 80% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge such other corporation into itself without any action or vote on the part of the board of directors or the stockholders of such other corporation (a 'short-form merger'). In the event that the Purchaser acquires at least 80% of the outstanding shares of Common Stock, pursuant to the Offer or otherwise, then, at the election of the Purchaser, a short-form merger could be effected without any approval of the Board of Directors or the stockholders of the Company, subject to compliance with the provisions of Section 607.1104 of the FBCA. Even if the Purchaser does not own 80% of the outstanding shares of Common Stock following consummation of the Offer, the Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 80% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. The Purchaser presently intends to effect a short-form merger if permitted to do so under the FBCA.

FLORIDA AFFILIATED TRANSATIONS STATUTE

     The FBCA contains an affiliated transactions statute which provides that certain transactions involving a Florida corporation, such as the Company, and a shareholder owning 10% or more of the corporation's outstanding voting shares (an 'affiliated shareholder') must generally be approved by the affirmative vote of the holders of two-thirds of the voting shares other than those owned by the affiliated shareholder. The transactions covered by the statute include, with certain exceptions, (1) mergers and consolidations to which the corporation and the affiliated shareholder are parties, (2) sales or other dispositions of substantial amounts of the corporation's assets to the affiliated shareholder,
(3) issuances by the corporation of substantial amounts of its securities to the affiliated shareholder, (4) the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the affiliated shareholder, (5) any reclassification of the corporation's securities which has the effect of substantially increasing the percentage of the outstanding voting shares of the corporation beneficially owned by the affiliated shareholder and (6) the receipt by the affiliated shareholder of certain loans or other financial assistance from the corporation. These special voting requirements do not apply in any of the following circumstances: (1) if the transaction was approved by a majority of the corporation's disinterested directors (as defined in the statute), (2) if the corporation did not have more than 300 shareholders of record at any time during the preceding three years,
(3) if the affiliated shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for the past five years, (4) if the affiliated shareholder is the beneficial owner of at least 90% of the corporation's outstanding voting shares, exclusive of those acquired in a transaction not approved by a majority of disinterested directors or (5) if the consideration received by each shareholder in connection with the transaction satisfies the 'fair price' provisions of the statute. This statue applies to any Florida corporation unless the original articles of incorporation or an amendment to the articles of incorporation or bylaws contain a provision expressly electing not to be governed by this statute. Such an amendment to the articles of incorporation or bylaws must be approved by the affirmative vote of a majority of disinterested shareholders and is not effective until 18 months after approval.

FLORIDA CONTROL SHARE ACQUISITIONS STATUTE

     The FBCA also contains a control share acquisitions statute which provides that a person who acquires shares in an issuing public Florida corporation, such as the Company, in excess of certain specified thresholds will generally not have any voting rights with respect to such shares unless such voting rights are approved by a majority of the shares entitled to vote, excluding interested shares. The thresholds specified in the FBCA are the acquisition of a number of shares representing: (a) 20% or more, but less than 33% of all voting power of the corporation, (b) 33% or more but less than a majority of all voting power of the corporation or (c) a majority or more of all voting power of the corporation. This statute does not apply if, among other things, the acquisition (a) is approved by the corporation's board of directors, (b) is pursuant to a pledge or other security interest created in good faith and not for the purpose of circumventing the statute, (c) pursuant to the laws of intestate succession or pursuant to gift or testamentary transfer or (d) pursuant to a statutory merger or share exchange to which the corporation is a party. This statute also does not apply to acquisitions of shares of a corporation if, prior to the pertinent acquisition of shares, the corporation's articles of incorporation or bylaws provide that the corporation shall not be governed by the statute. This statute also permits a corporation to adopt a provision in its articles of incorporation or bylaws providing for the redemption by the corporation of such acquired shares in certain circumstances. Unless otherwise provided in the corporation's articles of incorporation or bylaws prior to the pertinent acquisition of shares, in the event that such shares are accorded full voting rights by the shareholders of the corporation and the acquiring shareholder acquires a majority of the voting power of the corporation, all shareholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters' rights.

     The Company has represented in the Merger Agreement that the Board of Directors of the Company has approved the Merger and the purchase of Shares in the Offer in such a manner that the provisions of the Florida Affiliated Transactions Statute and the Florida Business Corporation Act are not applicable to any of the transactions contemplated by the Merger Agreement, including the Merger and the purchase of Shares in the Offer.

     Appraisal Rights. Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of the Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Sections 607.1302 and 607.1320 of the FBCA. Dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per share of Common Stock, as the case may be, to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE FBCA.

     The foregoing description of the FBCA, including the descriptions of Sections 607.1302 and 607.1320, is not necessarily complete and is qualified in its entirety by reference to the FBCA.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain 'going private' transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the Commision and disclosed to stockholders prior to the consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that between the date of the Merger Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) repurchase or otherwise acquire or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock, (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of Shares upon the exercise of Company Options outstanding as of the date of the Merger Agreement under the Company Stock Option Plans, and formula grants of Company Options to directors pursuant to the 1995 Directors Stock Option Plan and the issuance by a wholly-owned Subsidiary of the Company of its capital stock to its parent, or
(vi) willfully take any action that would make the Company's representations and warranties set forth in Article III of the Merger Agreement not true and correct in all material respects.

14. CONDITIONS OF THE OFFER.

     Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) the Minimum Condition shall have been satisfied and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of the Purchaser or any of its subsidiaries that constitutes a breach of the Merger Agreement):

          (a) there shall have been instituted, pending or threatened any action or proceeding by any person or Government Entity (as defined in the Merger Agreement) (which, in the case of any action or proceeding brought by a person other than a Governmental Entity, shall have a reasonable likelihood of success) which (i) seeks to challenge the acquisition by the Purchaser (or any of its affiliates) of shares of Common Stock pursuant to the Offer, restrain or prohibit the making or consummation of the Offer or the Merger, or obtain damages in connection therewith in an amount which would have a Material Adverse Effect (as defined in the Merger Agreement); (ii) seeks to make the purchase of or payment for some or all of the shares of Common Stock pursuant to the Offer or the Merger illegal; (iii) seeks to impose limitations on the ability of the Purchaser (or any of its affiliates) effectively to acquire or hold, or to require the Purchaser or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of the assets or the business of the Purchaser and its affiliates or any material portion of the assets or the business of the Company and its subsidiaries taken as a whole, as a result of the Offer or the Merger; or (iv) seeks to impose material limitations on the ability of the Purchaser (or its affiliates) to acquire or hold or exercise full rights of ownership of the shares of Common Stock purchased by it, including, without limitation, the right to vote the shares purchased by it on all matters properly presented to the shareholders of the Company;

          (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, any statute, rule, regulation, judgment, decree, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that would reasonably be expected to directly or indirectly result in any of the consequences referred to in clauses (i) through (iv) of subsection (a) above;

          (c) (A) the representations and warranties of the Company in Section
     3.2 of the Merger Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects as if made as of such later date (other than representations and warranties made as of a specified date) or (B) the other representations and warranties made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects as if made as of such later date (other than representations and warranties made as of a specified date), except, solely in the case of representations and warranties that are not qualified by Material Adverse Effect, where such failure to be true and correct would not, in the aggregate, have a Material Adverse Effect on the Company;

          (d) the Company shall not have performed and complied in all material respects with all obligations, agreements and covenants required to be performed or complied with by it under the Merger Agreement;

          (e) (i) the Board of Directors of the Company shall have failed to approve and recommend or shall have withdrawn or modified in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Acquisition Proposal (as defined in the

     Merger Agreement), (ii) the Company shall have entered into any agreement with respect to any Superior Proposal (as defined in the Merger Agreement) in accordance with Section 5.5(b) of the Merger Agreement, (iii) the Board of Directors of the Company thereof shall have resolved to take any of the foregoing actions or (iv) each of the Company and the Board of Directors shall not have taken all action required to be taken by it in order to exempt the Merger Agreement and the transactions contemplated thereby from the requirements of Sections 607.0901 and 607.0902 of the FBCA;

          (f) the Company shall commence a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within five business days;

          (g) the Merger Agreement shall have been terminated in accordance with its terms;

          (h) any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened, has or is reasonably likely to have a Material Adverse Effect;

          (i) there shall have occurred (i) any general suspension of trading in, or limitation on prices for securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, or (iii) the commencement of a war or material armed hostilities involving the United States and having a material adverse effect on the functioning of the financial markets in the United States; or

          (j) the Company shall not have obtained any required consent of certain specified landlords.

     The foregoing conditions are for the sole benefit of the Purchaser and may, except as otherwise provided in the Merger Agreement, be asserted by the Purchaser regardless of the circumstances giving rise to any such condition and may be waived by the Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of the Purchaser. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Paying Agent to the tendering shareholders.

15. CERTAIN LEGAL MATTERS.

     Except as described in this Section 15, based on information provided by the Company, neither the Company nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser presently contemplates that such approval or other action will be sought, except as described below under 'State Takeover Laws.' While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated only following the expiration or early termination of the applicable waiting period under the HSR Act.

     Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15 calendar day waiting period following the required filing of a Notification Report Form under the HSR Act by the Purchaser (provided the Company has submitted its filing under the HSR Act within ten days of the Purchaser's filing), which the Purchaser expects to submit on or before June 10, 1998. Accordingly, if the Notification and Report Form is filed on or before June 10, 1998, the waiting period under the HSR Act would expire at 11:59 P.M., New York City time, on the fifteenth day after such filing, unless early termination of the waiting period is granted by the FTC and the Department of Justice, Antitrust Division (the 'Antitrust Division') or the Purchaser or each of the Purchaser and the Company receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division issues a request for additional information or documentary material prior to the expiration of the 15 day waiting period, the waiting period will be extended and will expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by the Purchaser with such request unless terminated earlier by the FTC and the Antitrust Division. If such a request is issued, the purchase of and payment for Shares pursuant to the Offer will be deferred until the additional waiting period expires or is terminated. Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period can be extended only by court order. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or the Purchaser or its subsidiaries. Private parties and states attorneys general may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof. See Section 15.

     If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with a proposed transaction, the Purchaser may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Merger while such discussions are ongoing. Both the Purchaser and the Company have agreed to use their respective best efforts to resolve any antitrust issues.

     Federal Reserve Board Regulations. Regulations G, U and X (the 'Margin Regulations') of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer will be structured so as to be in full compliance with the Margin Regulations.

     Legal Proceedings. On March 17, 1998, a purported shareholder of the Company, Harbor Finance Partners, individually and on behalf of all others similarly situated, commenced a lawsuit in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida, against the Company and its directors with respect to the Harris Proposal and seeking, among other things, (a) a declaratory judgment that the lawsuit is properly maintainable as a class action and certifying plaintiff as representative of the class, (b) a declaratory judgment that the Company and its directors have committed a gross abuse of trust and have breached their fiduciary duties to plaintiff and the other members of the class, (c) preliminary and permanent injunctive relief enjoining the Company and its directors from proceeding with or implementing the transactions contemplated by the Harris Proposal, (d) a declaratory judgment rescinding the transactions contemplated by the Harris Proposal in the event that it is consummated, (e) a declaratory judgment awarding compensatory damages against the Company and its directors, jointly and severally, in an amount to be determined at trial and (f) a declaratory judgment awarding Harbor Finance Partners and the class their costs and disbursements and reasonable allowances for Harbor Finance Partners' counsel and experts' fees and expenses. The complaint is predicated inter alia upon the theory that the Harris Proposal allegedly was not conceived with the best interest of the Company's shareholders in mind and that the Company's Board of Directors allegedly has disregarded its fiduciary duty to seek to obtain the highest price for the Company's shareholders. The Company's time to respond to the complaint has not yet expired.

16. FEES AND EXPENSES.

     The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

     The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission and Nasdaq in the manner set forth in Section 8 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                                                      SCHEDULE I

                THE DIRECTORS AND EXECUTIVE OFFICERS OF CARROLS
                  CORPORATION AND CARROLS HOLDING CORPORATION

     1. Carrols Corporation. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the directors and executive officers of Carrols Corporation. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is c/o Carrols Corporation, 968 James Street, Syracuse, New York 13203.

                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS

Alan Vituli...............................  Chairman of the Board since 1986 and Chief Executive Officer since
                                            March 1992. Between 1983 and 1985, Mr. Vituli was employed by Smith
                                            Barney, Harris Upham & Co., Inc. as a senior vice president responsible for real estate transactions. From 1966 until joining
                                            Smith Barney, Mr. Vituli was associated with the accounting firm of
                                            Coopers & Lybrand, first as an employee and the last ten years as a partner. Among the positions held by Mr. Vituli at Coopers & Lybrand was national director of mergers and acquisitions. Prior to joining
                                            Coopers & Lybrand, Mr. Vituli was employed in a family owned restaurant business. Mr. Vituli has also served as a Director on the
                                            Board of Directors of the Company since 1993.

Daniel T. Accordino.......................  President, Chief Operating Officer and Director since February 1993.
                                            Executive Vice President-Operations from December 1986 and Senior
                                            Vice President from April 1984. From 1979 to April 1984, Mr.
                                            Accordino was Vice President responsible for restaurant operations, having previously served as Assistant Director of Restaurant
                                            Operations. Mr. Accordino has been employed by Carrols Corporation since 1973.

Paul R. Flanders..........................  Vice President-Finance and Treasurer since April 1997. Prior to joining Carrols Corporation, he was Vice President-Corporate
                                            Controller of Fay's Incorporated from 1989 to 1997, and Vice
                                            President-Controller for Computer Consoles, Inc. from 1982 to 1989.
                                            Mr. Flanders was also associated with the accounting firm of Touche
                                            Ross & Co. from 1977 to 1982.

Timothy J. LaLonde........................  Vice President-Controller since July 1997. Prior to joining Carrols
                                            Corporation, he was a Controller at Fay's Incorporated from 1992 to
                                            1997. Prior to that he was a Senior Audit Manager with the accounting firm of Deloitte & Touche LLP having been associated with that firm beginning in 1978.

Richard H. Liem...........................  Vice President-Financial Operations since May 1994. Prior to joining
                                            Carrols Corporation, Mr. Liem was a Senior Audit Manager with the accounting firm of Price Waterhouse beginning in 1983.

Joseph A. Zirkman.........................  Vice President and General Counsel since January 1993. Secretary since February 1993. Prior to joining Carrols Corporation, Mr.
                                            Zirkman was an associate with the New York City law firm of Baer
                                            Marks & Upham beginning in 1986.

Steven Barnes.............................  Vice President-Regional Director. Vice President since February 1997 and Regional Director of Operations since 1993. Prior to joining
                                            Carrols Corporation, Mr. Barnes was Vice President-Operations of
                                            Snapps Restaurants, Inc. from 1989 to 1993.

Michael A. Biviano........................  Vice President-Regional Director. Regional Director of Operations
                                            since October 1989, having served as District Supervisor from
                                            December 1983 to October 1989. Mr. Biviano has been employed by
                                            Carrols Corporation since 1973.

Joseph W. Hoffman.........................  Regional Director of Carrols Corporation since July 1997. Mr. Hoffman joined Carrols Corporation in 1993 in connection with one of Carrols
                                            Corporation's acquisitions and served in the capacity of District
                                            Supervisor from 1993 to 1997. Prior to 1993, he was in a similar capacity with Community Food Service, Inc.

David R. Smith............................  Vice President-Regional Director. Regional Director of Operations
                                            since 1984, having served as District Supervisor from 1975 to 1984.
                                            Mr. Smith has been employed by Carrols Corporation since 1972.

James E. Tunnessen........................  Vice President-Regional Director. Regional Director of Operations
                                            since August 1988, having served as District Supervisor from 1979 to
                                            August 1988. Mr. Tunnessen has been employed by Carrols Corporation since 1972.

Richard L. Verity.........................  Vice President-Regional Director since August 1997 when he joined
                                            Carrols Corporation in conjunction with Carrols Corporation's acquisition of a group of 63 restaurants. Mr. Verity was previously with Resser Management Corp. from 1986 to 1997 and held the position of Executive Vice President.

Benjamin D. Chereskin.....................  Director since March 1997. He has been a Vice President of Madison
                                            Dearborn Capital Partners since co-founding the firm in 1993. Prior to that, Mr. Chereskin was with First Chicago Venture Capital for nine years. Mr. Chereskin also serves on the Board of Directors of
                                            Beverages & More, Inc., The Cornerstone Investments Group, Inc.,
                                            Tuesday Morning Corporation and National Wholesale Liquidators, Inc.

James M. Conlon...........................  Director since February 1998. Since 1992, he has held the position of
                                            Managing Director-Merchant Banking, USA for Dilmun Investments, Inc.
                                            From 1989 to 1992 Mr. Conlon was a securities analyst for TIAA-CREF.

David J. Mathies, Jr......................  Director since April 1996. Since 1988, Mr. Mathies has been President of Dilmun Investments, Inc. From 1971 to 1988, he was employed by
                                            Mellon Bank, where he was head of their Pension Management Group, providing investment management services to middle market clients.

C. Ronald Petty...........................  Director since July 1997. Chairman, Chief Executive and President of
                                            Peter Piper, Inc. since November 1996. Prior to joining Peter Piper,
                                            Mr. Petty was the Executive Vice President of Flagstar Companies,
                                            Inc. and President and Chief Executive Officer of Denny's from July
                                            1993 to October 1996. Before that, he served as President and Chief
                                            Executive of Miami Subs Corporation and held a variety of senior positions with Burger King Corporation including

                                            President and Chief Operating Officer of its U.S. and International
                                            division.

Robin P. Selati...........................  Director since March 1997. Since 1993, he has been associated with
                                            Madison Dearborn Capital Partners. Prior to 1993, he was associated with Alex Brown & Sons Incorporated in the consumer/retail investment banking group. Mr. Selati also serves as a Director on the Board of
                                            Directors of Peter Piper, Inc., Tuesday Morning Corporation, and
                                            National Wholesale Liquidators, Inc.

Clayton E. Wilhite........................  Director since July 1997. Since 1996, he has been the Chairman of
                                            Thurloe Holdings, L.L.C. Prior to 1996 he was with D'Arcy Masius
                                            Benton & Bowles, Inc. ('DMB&B') having served as its Vice Chairman from 1995 to 1996, President of DMB&B/North America from 1988 to
                                            1995, and as Chairman and Managing Director of DMB&B/St. Louis from
                                            1985 to 1988. Mr. Wilhite has also served as a Director on the Board of Directors of the Company since August 1996.

     2. Carrols Holdings Corporation. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the directors and executive officers of Carrols Holdings Corporation. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of such person is Carrols Corporation, 968 James Street, Syracuse, New York 13203. Further information concerning the directors and executive officers listed below, each of whom also serves as a director and/or executive officer of the Purchaser, is provided above.

                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS

Alan Vituli...............................  Chairman of the Board since 1986 and Chief Executive Officer since March 1992.

Daniel T. Accordino.......................  President, Chief Operating Officer and Director since
                                            February 1993.

Paul R. Flanders..........................  Vice President, Chief Financial Officer and Treasurer
                                            since April 1997.

Joseph A. Zirkman.........................  Vice President and General Counsel since January 1993.
                                            Secretary since February 1993.

Benjamin D. Chereskin.....................  Director since March 1997.

James M. Conlon...........................  Director since February 1998.

David J. Mathies, Jr......................  Director since April 1996.

C. Ronald Petty...........................  Director since July 1997.

Robin P. Selati...........................  Director since March 1997.

Clayton E. Wilhite........................  Director since July 1997.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

      By Mail, Hand or                                 By Facsimile
    Overnight Delivery:                                Transmission:
                                                       (For Eligible
                                                     Institutions Only)

       40 Wall Street                                  (718) 234-5001
         46th Floor                                   Confirm Receipt
  New York, New York 10005                             of Facsimile
                                                       by Telephone:

                                                      (718) 921-8200

                     -------------------------------------

     Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the location and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                         New York, New York 10005-4495
                 Banks and Brokers Call Collect: (212) 269-5550
                   ALL OTHERS CALL TOLL FREE: 1-800-758-7358